To Whom It May Concern:

I, Roger D. O'Shaughnessy, hereby appoint Sheri H. Edison and Scott B. Ullem, each and individually, my true and lawful attorney-in-fact, for and in my name, place and stead, with full power of substitution, to sign on my behalf any and all Forms 3, 4 and 5 for the submission of such forms to the Securities and Exchange Commission, and to take any and all actions necessary or advisable to file such Forms with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed on the 15th day of June 2010.


/s/ Roger D. O'Shaughnessy
Roger D. O'Shaughnessy




Signed or attested before me on the 15th day of June 2010 by Roger D. O'Shaughnessy.


/s/ Claudia Monroe
Notary Public

Claudia Monroe, Notary Public
State of Wisconsin
My Commission Expires September 2, 2012